Exhibit 99.1

February 14, 2008

Re: Fourth Quarter 2007 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to provide you with your fourth quarter limited partnership update. This update packet includes the following materials:

•	Partnership Account Details of all your account activity in the fourth quarter.

•	Consolidated Partnership Distribution Summary of fourth quarter distributions and withholdings if the Fund(s) in which you are invested are distributing proceeds this quarter.*

•	Consolidated Distribution Check if the Fund(s) in which you are invested are distributing proceeds this quarter.* (Please see the enclosed fact sheet for more information about distributions.)

•	Fourth Quarter 2007 L.P. Fact Sheet for each fund in which you are a limited partner.

*	Class “A” share investors in Wells Funds VIII, IX, X, XII, XIII, and XIV are expected to receive an operating distribution.

The Consolidated Partnership Distribution Summary includes any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the fourth quarter.

As in previous quarters, you’ll want to review the Fund fact sheet(s), which include(s) a comprehensive overview of a Fund’s portfolio, property activity, and current return.

Continued on reverse

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830

Fax: 770-243-8198 www.wellsref.com

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Sincerely,

Leo F. Wells III

General Partner

Enclosures

cc: Financial Representative

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

LPMPLTRI0801-0145